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                           ADMINISTRATION AGREEMENT


                             STAGECOACH FUNDS, INC.
                               111 Center Street
                          Little Rock, Arkansas  72201


     THIS AGREEMENT is made as of this 1st day of February, 1998, by and between the Stagecoach Funds, Inc., a Maryland corporation ("Stagecoach") and Wells Fargo Bank, N.A., a national banking association ("Wells Fargo").

     WHEREAS, Stagecoach is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Stagecoach desires to retain Wells Fargo to render certain administrative services to Stagecoach's investment portfolios listed in Appendix A (individually, a "Fund" and collectively, the "Funds"), and Wells Fargo is willing to render such services; and

     WHEREAS, Stagecoach is retaining Stephens Inc. pursuant to a separate Co-Administration Agreement with Stagecoach and Wells Fargo to provide certain other administrative services.

                                  WITNESSETH:

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed by the parties as follows:

     1.  Appointment.  Stagecoach hereby appoints Wells Fargo to act as
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Administrator of the Funds, and Wells Fargo hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided. Each new investment portfolio established in the future by Stagecoach shall automatically become a "Fund" for all purposes hereunder as if it were listed in Appendix A, absent written notification to the contrary by either Stagecoach or Wells Fargo.

     2.  Delivery of Documents.  Stagecoach shall furnish to, or cause to be
         ---------------------
furnished to, Wells Fargo originals of, or copies of, all books, records, and other documents and papers related in any way to the administration of Stagecoach.

     3.  Duties as Administrator.  Wells Fargo shall, at its expense, provide
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the following administrative services in connection with the operations of
Stagecoach and the Funds:

         (a) track authorized vs. issued shares;

         (b) furnish statistical and research data;

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         (c) coordinate (or assist in) the preparation and filing with the U.S.
Securities and Exchange Commission of registration statements, notices, reports, and other material required to be filed under applicable laws;

         (d) coordinate (or assist in) the preparation of reports and other information materials regarding the Funds including proxies and other shareholder communications, and review prospectuses;

         (e) prepare expense table information for annual updates;

         (f) provide legal and regulatory advice to the Funds in connection with its other administrative functions;

         (g) provide office facilities and clerical support for the Funds;

         (h) develop and implement procedures for monitoring compliance with regulatory requirements and compliance with the Funds' investment objectives, policies and restrictions;

         (i) provide liaison with the Funds' independent auditors;

         (j) prepare and file tax returns;

         (k) review payments of Fund expenses;

         (l) prepare expense budgeting and accruals;

         (m) provide communication, coordination, and supervision services with regard to the Funds' transfer agent, custodian, fund accountant, co-administrator, and other service organizations that render recordkeeping or shareholder communication services;

         (n) provide information to the Funds' distributor concerning fund performance and administration;

         (o) assist Stagecoach in the development of additional investment portfolios;

         (p) provide reports to the Funds' board of directors regarding its activities;

         (q) assist in the preparation and assembly of meeting materials, including comparable fee information, as required, for the Funds' board of directors;

         (r) provide any other administrative services reasonably necessary for the operation of the Funds other than those services that are to be provided by Stephens pursuant to its Co-Administration Agreement with Stagecoach and Wells Fargo, and by Stagecoach's transfer

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and dividend disbursing agent, custodian, and fund accountant, provided that nothing in this Agreement shall be deemed to require Wells Fargo to provide any services that may not be provided by it under applicable banking laws and regulations.

     In performing all services under this agreement, Wells Fargo shall: (a) act in conformity with Stagecoach's Articles of Incorporation and By-Laws, the 1940 Act, and any other applicable laws as may be amended from time to time; and Stagecoach's registration statement under the Securities Act of 1933 and the 1940 Act, as may be amended from time to time; (b) consult and coordinate with legal counsel to Stagecoach as necessary and appropriate; and (c) advise and report to Stagecoach and its legal counsel, as necessary and appropriate, with respect to any compliance or other matters that come to its attention.

     In connection with its duties under this Paragraph 3, Wells Fargo may, at its own expense, enter into sub-administration agreements with other service providers, provided that each such service provider agrees with Wells Fargo to comply with all relevant provisions of the 1940 Act, the Investment Advisers Act of 1940, any other applicable laws as may be amended from time to time, and all relevant rules thereunder. Wells Fargo will provide Stagecoach with a copy of each sub-administration agreement it executes relating to Stagecoach. Wells Fargo will be liable for acts or omissions of any such sub-administrators under the standards of care described herein under Paragraph 5.

     In performing its services under this agreement, Wells Fargo shall cooperate and coordinate with Stephens as necessary and appropriate and shall provide such information to Stephens as is reasonably necessary or appropriate for Stephens to perform its obligations to Stagecoach.

     4.  Compensation.  In consideration of the administration services to be
         ------------
rendered by Wells Fargo under this agreement, Stagecoach shall pay Wells Fargo a monthly fee, as shown on Appendix A, of the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the Funds' net assets during the preceding month. If the fee payable to Wells Fargo pursuant to this Paragraph 4 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of each Fund's net assets shall be computed in the manner specified in the Prospectus and Stagecoach's Articles of Incorporation for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of Fund shares. For purposes of this agreement, a "business day" is any day that Stagecoach is open for trading.

     5.  Limitation of Liability; Indemnification.
         ----------------------------------------

         (a) Wells Fargo shall not be liable for any error of judgment or mistake of law or for any loss suffered by Stagecoach in connection with the performance of its obligations and

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duties under this agreement, except a loss resulting from Wells Fargo's willful misfeasance, bad faith, or negligence in the performance of its obligations and duties or that of its agents or sub-administrators, or by reason of its or their reckless disregard thereof. Any person, even though also an officer, director, employee or agent of Wells Fargo, shall be deemed, when rendering services to Stagecoach or acting on any business of Stagecoach (other than services or business in connection with Wells Fargo's duties as Administrator hereunder) to be acting solely for Stagecoach and not as an officer, director, employee, or agent or one under the control or discretion of Wells Fargo even though paid by it.

         (b) Stagecoach, on behalf of each Fund, will indemnify Wells Fargo against and hold it harmless from any and all losses, claims, damages, liabilities, or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action, or suit relating to the particular Fund and not resulting from willful misfeasance, bad faith, or negligence of Wells Fargo or its agents or sub-administrators in the performance of such obligations and duties, or by reason of its or their reckless disregard thereof. Wells Fargo will not confess any claim or settle or make any compromise in any instance in which Stagecoach will be asked to provide indemnification, except with Stagecoach's prior written consent. Any amounts payable by Stagecoach under this Paragraph 5(b) shall be satisfied only against the assets of the Fund involved in the claim, demand, action, or suit and not against the assets of any other Fund.

     6.  Stagecoach expenses.  Except as provided in each of Stagecoach's
         -------------------
advisory contracts and its co-administration and distribution agreements with Stephens, Stagecoach shall bear all costs of its operations, including the compensation of its directors who are entitled to receive compensation; advisory and administration fees; payments of distribution-related expenses pursuant to any Rule 12b-1 Plan under the 1940 Act; governmental fees; interest charges; taxes; fees and expenses of its independent accountants, legal counsel, transfer agent and dividend disbursing agent; expenses of redeeming shares; expenses of preparing and printing prospectuses (except the expense of printing and mailing prospectuses used for promotional purposes, unless otherwise payable pursuant to a Rule 12b-1 Plan), shareholders' reports, notices, proxy statements and reports to regulatory agencies; travel expenses of directors, officers and employees; office supplies; insurance premiums and certain expenses relating to insurance coverage; trade association membership dues; brokerage and other expenses connected with the execution of portfolio securities transactions; fees and expenses of any custodian, including those for keeping books and accounts and calculating the net asset value per share of the Funds; expenses of shareholders' meetings; expenses relating to the issuance, registration and qualification of shares of the Funds; pricing services, if any; organizational expenses; and any extraordinary expenses. Expenses attributable to one or more, but not all, of the Funds are charged against the assets of the relevant Funds. General expenses of the Funds are allocated among the Funds in a manner proportionate to the net assets of each Fund, on a transactional basis or on such other basis as the Board of Directors deems equitable.

     7.  Amendment.  This agreement may be amended at any time by mutual
         ---------
agreement in writing of Stagecoach and Wells Fargo, provided that the Board of Directors of Stagecoach approve any such amendment in advance.

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     8.  Administrator's other businesses.  Except to the extent necessary to
         --------------------------------
perform Wells Fargo's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of Wells Fargo, or any affiliate or employee of Wells Fargo, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

     9.  Duration.  This agreement shall become effective on its execution date
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and shall remain in full force and effect for one year or until terminated pursuant to the provisions in Paragraph 10, and it may be reapproved at least annually by the Board of Directors, including a majority of the directors who are not interested persons of Stagecoach or any party to this agreement, as defined by the 1940 Act.

     10. Termination of Agreement.  This agreement may be terminated at any
         ------------------------
time, without the payment of any penalty, by a vote of a majority of the members of Stagecoach's Board of Directors, on 60 days' written notice to Wells Fargo; or by Wells Fargo on 60 days' written notice to Stagecoach.

     11. Expense waivers.  If in any fiscal year the total expenses of a Fund
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incurred by, or allocated to, the Fund excluding taxes, interest, brokerage commissions and other portfolio transaction expenses, other expenditures that are capitalized in accordance with generally accepted accounting principles, extraordinary expenses and amounts accrued or paid under a Rule 12b-1 Plan of the Fund, but including the fees provided for in Paragraph 4 and those provided for pursuant to the Fund's Advisory Agreement ("includible expenses"), exceed the applicable voluntary expense waivers, if any, set forth in the Prospectus, Wells Fargo shall waive or reimburse that portion of the excess derived by multiplying the excess by a fraction, the numerator of which shall be the percentage at which the excess portion attributable to the fee payable pursuant to this agreement is calculated under Paragraph 4 hereof, and the denominator of which shall be the sum of such percentage plus the percentage at which the excess portion attributable to the fee payable pursuant to the Fund's Advisory Agreement is calculated (the "Applicable Ratio"), but only to the extent of the fee hereunder for the fiscal year. If the fees payable under this agreement and/or the Fund's Advisory Agreement contributing to such excess portion are calculated at more than one percentage rate, the Applicable Ratio shall be calculated separately on the basis of, and applied separately to, the portions of the fees calculated at the different rates. At the end of each month of Stagecoach's fiscal year, Stagecoach shall review the includible expenses accrued during that fiscal year to the end of that period and shall estimate the includible expenses for the balance of that fiscal year. If as a result of that review and estimation it appears likely that the includible expenses will exceed the limitations referred to in this Paragraph 11 for a fiscal year with respect to the Fund, the monthly fee set forth in Paragraph 4 payable to Wells Fargo for such month shall be reduced, subject to a later adjustment, by an amount equal to the Applicable Ratio times the pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includible expenses for the fiscal year are expected to exceed the limitations provided for in this Paragraph 11. For purposes of computing the excess, if any, over the most restrictive applicable expense limitation, the value of the Fund's net assets shall be computed in the manner specified

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in Paragraph 4, and any reimbursements required to be made by Wells Fargo shall be made once a year promptly after the end of Stagecoach's fiscal year.

     12.  Stagecoach not bound to violate its Articles.  Nothing in this
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agreement shall require Stagecoach to take any action contrary to any provision of its Articles of Incorporation or to any applicable statute or regulation.

     13.  Miscellaneous.
          -------------

          (a) Any notice or other instrument authorized or required by this agreement to be given in writing to Stagecoach or Wells Fargo shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

     To Stagecoach:

     Stagecoach Funds, Inc.
     111 Center Street
     Little Rock, Arkansas  72201
     Attention:  Richard H. Blank


     To Wells Fargo:

     Wells Fargo Bank, N.A.
     525 Market Street, 19th Floor
     San Francisco, California  94105
     Attention:  Michael J. Hogan

          (b) This agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this agreement shall not be subject to assignment (as that term is defined under the 1940 Act) without the written consent of the other party.

          (c) This agreement shall be governed by and construed in accordance with the laws of the State of California.

          (d) This agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one agreement.

          (e) The captions of this agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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     In witness whereof, the parties have caused this agreement to be executed by their duly authorized officers as of the day and year first above written.


                                    STAGECOACH FUNDS, INC.


                                    By:   /s/ Richard H. Blank
                                         ---------------------
                                         Richard H. Blank
                                         Chief Operating Officer


                                    WELLS FARGO BANK, N.A.


                                    By:   /s/ Michael J. Hogan
                                         ---------------------
                                         Michael J. Hogan
                                         Senior Vice President


                                    By:   /s/ Elizabeth A. Gottfried
                                         ---------------------------
                                         Elizabeth A. Gottfried
                                         Vice President

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                                   Appendix A
                                Stagecoach Funds

Fee of 0.03% of average daily                  Fee of 0.06% of average daily
-----------------------------                  -----------------------------
net assets on an annual basis:                 net assets on an annual basis:
------------------------------                 -----------------------------

Arizona Tax-Free Fund                          International Equity Fund
Asset Allocation Fund
Balanced Fund
California Tax-Free Bond Fund
California Tax-Free Income Fund
California Tax-Free Money Market Mutual Fund
California Tax-Free Money Market Trust
Corporate Bond Fund
Diversified Equity Income Fund
Equity Index Fund
Equity Value Fund
Government Money Market Mutual Fund
Growth Fund
Index Allocation Fund
Intermediate Bond Fund
Money Market Mutual Fund
Money Market Trust
National Tax-Free Fund
National Tax-Free Money Market Mutual Fund
National Tax-Free Money Market Trust
Oregon Tax-Free Fund
Overland Express Sweep Fund
Prime Money Market Mutual Fund
Short-Intermediate U.S. Government Income Fund
Short-Term Government-Corporate Income Fund
Short-Term Municipal Income Fund
Small Cap Fund
Strategic Growth Fund
Strategic Income Fund
Treasury Money Market Mutual Fund
U.S. Government Allocation Fund
U.S. Government Income Fund
Variable Rate Government Fund
100% Treasury Money Market Fund

Approved:             January 16, 1997
Approved as Amended: April 29, 1997 to include the International Equity Fund Approved as Amended: July 23, 1997 to include the Index Allocation, Overland
                      Express Sweep, Short-Term Government-Corporate Income,
                      Short-Term Municipal Income, and Variable Rate Government
                      Funds
Approved as Amended:  January 29, 1998 to change the fee rate and to include the
                      Corporate Bond and Strategic Income Funds
Approved as Amended:  April 30, 1998 to include the 100% Treasury Money Market
                      Fund

                                      A-1